NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 351-2300, ext. 6000 www.gohastings.com	PR06-148
Hastings Entertainment, Inc. Announces Stock Repurchase of up to $7.5 Million
AMARILLO, Texas, November 20, 2007—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today announced that its Board of Directors has authorized a stock repurchase program in the amount of $7.5 million. This program is in addition to the Company’s previously announced stock repurchase programs, which totaled $15 million. As of October 31, 2007, approximately $0.1 million remained available under the previously approved stock repurchase programs. At current market price, the $7.5 million program would allow the Company to repurchase approximately 8% of the Company’s outstanding common shares. Under the program, the Company may repurchase stock in the open market from time to time at current market prices at the time of purchase or in privately negotiated transactions.
“We believe that our stock price does not reflect our long-term value and are using the program to provide our shareholders additional opportunities to realize investment returns,” said Chairman and Chief Executive Officer, John H. Marmaduke.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 152 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission.